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                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT

                                       TO

                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                      CHEVRON PHILLIPS CHEMICAL COMPANY LP

         It is hereby certified that;

                  FIRST: The name of the limited partnership (hereinafter called the "partnership") is CHEVRON PHILLIPS CHEMICAL COMPANY LP.

                  SECOND: The name and address of the current registered agent and office of the company in the State of Delaware is Delaware Corporation Organizers, Inc., 1201 North Market Street, P.O. Box 1347, Wilmington, DE 19801.

                  THIRD: Pursuant to the provisions of Section 17-202, Title 6, Delaware Code, the amendment to the Certificate of Limited Partnership effected by this Certificate of Amendment is to change the address of the registered office of the partnership in the State of Delaware to 1013 Centre Road, Wilmington, Delaware 19805, in the County of New Castle and to change the name of the registered agent of the partnership in the State of Delaware at the said address to Corporation Service Company.

                  The undersigned, a general partner of the partnership, executes this Certificate of Amendment on May 23, 2000.



                                       /s/  N.A. Loftis
                                       -----------------------------------------
                                       Name:  N.A. Loftis
                                       Capacity:  Assistant Secretary
                                       On Behalf of: Phillips Petroleum Company,
                                                     Member of Chevron Phillips
                                                     Chemical Holdings II LLC
                                                     (General Partner)